Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated January 20, 2011

The MITTS are being offered by Bank of America Corporation (“BAC”). The MITTS will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the MITTS involves a number of risks. There are important differences between the MITTS and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. MITTS:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$
Underwriting discount	$0.10	$
Proceeds, before expenses, to Bank of America Corporation	$9.90	$

*Depending on the date the MITTS are priced for initial sale to the public (the “pricing date”), which may be in January or February 2011, the settlement date may occur in January or February 2011, and the maturity date may occur in January or February 2018. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.
January , 2011

Units Expected Pricing Date* January , 2011

Market Index Target-Term Securities® Settlement Date* February , 2011

Linked to a Global Equity Basket, Maturity Date* January , 2018

due January , 2018 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Market Index Target-Term Securities®

100% upside exposure to increases in the level of a Basket comprised of the Hang Seng China Enterprises Index (the “HSCEI”), the DAX® Index (the “DAX”), and the iShares® MSCI Brazil Index Fund (the “Index Fund”), subject to a cap of between 85% and 100%

The HSCEI and the DAX will each be given a weight of 40%, and the Index Fund will be given an initial weight of 20%.

100% of principal protected at maturity against decreases in the level of the Basket

A maturity of approximately seven years

Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Market Downside Protection

Summary

The Market Index Target-Term Securities® Linked to a Global Equity Basket, due January     , 2018 (the “MITTS”) are our senior unsecured debt securities. The MITTS are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the MITTS, including any repayment of principal, will be subject to the credit risk of BAC. The MITTS provide investors with a 100% participation rate in increases from the Starting Value of the Basket, which will be set to 100.00 on the pricing date, to the Ending Value of the Basket, determined during the Maturity Valuation Period, subject to a maximum return of 85% to 100% over the Original Offering Price. Investors should be of the view that the value of the Basket will increase over the term of the MITTS, be willing to forego interest payments on the MITTS, and be wiling to accept a return that is capped.

The Basket is comprised of the HSCEI, the DAX, and the Index Fund (each, a “Basket Component,” and together, the “Basket Components”). On the pricing date, the HSCEI and the DAX will each be given an initial weight of 40.00%, and the Index Fund will be given an initial weight of 20.00%.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.00 per unit
Term:	Approximately seven years
Market Measure:

A Global Equity Basket comprised of the Hang Seng China Enterprises Index (index symbol: “HSCEI”), the DAX® Index (index symbol: “DAX”), and the iShares® MSCI Brazil Index Fund (index fund symbol: “EWZ”).

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:

The average of the closing levels of the Basket on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day (or as to the Index Fund, a trading day), or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-31 of product supplement MITTS-4.

Capped Value:

$18.50 to $20.00 per unit of the MITTS, which represents a return of 85% to 100% over the Original Offering Price. The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

Maturity Valuation Period:

Five scheduled calculation days shortly before the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

Participation Rate:	100%
Minimum Redemption Amount:	$10.00 per unit
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the MITTS

On the maturity date, you will receive a cash payment per MITTS (the “Redemption Amount”) calculated as follows:

Market Index Target-Term Securities®	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the MITTS at maturity, based upon the Participation Rate of 100% and a hypothetical Capped Value of $19.25 (a 92.50% return), the midpoint of the Capped Value range of $18.50 to $20.00. The blue line reflects the hypothetical returns on the MITTS, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Basket Components, excluding dividends in the case of the HSCEI and the Index Fund, and including dividends in the case of the DAX, which reflects dividends paid on its component stocks.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of hypothetical Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 100%, the Base Value of $10.00 (per unit), the Starting Value of 100.00, the Minimum Redemption Amount of $10.00 (per unit), and a hypothetical Capped Value of $19.25 (per unit), the midpoint of the Capped Value range of $18.50 to $20.00.

Example 1 — The hypothetical Ending Value is 90% of the Starting Value:

Starting Value:	100.00
Hypothetical Ending Value:	90.00

Hypothetical Redemption Amount (per unit) = $10.00 (The Redemption Amount cannot be less than the $10.00 Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is 130% of the Starting Value:

Starting Value:	100.00
Hypothetical Ending Value:	130.00

Redemption Amount (per unit)	= $10 +	[	$10 × 100% ×	(130.00 – 100.00)	]	= $13.00
100.00

Hypothetical Redemption Amount (per unit) = $13.00

Example 3 — The hypothetical Ending Value is 210% of the Starting Value:

Starting Value:	100.00
Hypothetical Ending Value:	210.00

Redemption Amount (per unit)	= $10 +	[	$10 × 100% ×	(210.00 – 100.00)	]	= $21.00
100.00

Hypothetical Redemption Amount (per unit) = $19.25 (The Redemption Amount cannot be greater than the Capped Value.)

Market Index Target-Term Securities®	TS-3

The following table illustrates, for the Starting Value of 100.00 and a range of hypothetical Ending Values of the Basket:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the MITTS (rounded to two decimal places); and
▪	the hypothetical total rate of return to holders of the MITTS.

The table below reflects the Participation Rate of 100%, the Base Value of $10.00 (per unit), the Minimum Redemption Amount of $10.00 (per unit), and a hypothetical Capped Value of $19.25 (per unit), the midpoint of the Capped Value range of $18.50 to $20.00.

Hypothetical Ending Value (1)	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the MITTS
50.00	-50.00%	$10.00	0.00%
60.00	-40.00%	$10.00	0.00%
70.00	-30.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
97.50	-2.50%	$10.00	0.00%
100.00 (2)	0.00%	$10.00 (3)	0.00%
102.50	2.50%	$10.25	2.50%
105.00	5.00%	$10.50	5.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
170.00	70.00%	$17.00	70.00%
180.00	80.00%	$18.00	80.00%
190.00	90.00%	$19.00	90.00%
200.00	100.00%	$19.25 (4)	92.50%
210.00	110.00%	$19.25	92.50%
220.00	120.00%	$19.25	92.50%
230.00	130.00%	$19.25	92.50%
240.00	140.00%	$19.25	92.50%
250.00	150.00%	$19.25	92.50%

(1)

The HSCEI is a price return index, and changes in the price of the Index Fund do not necessarily reflect the dividends paid on the securities held by the Index Fund. Accordingly, the Ending Value will not include any income generated by dividends paid on the component stocks included in the HSCEI or held by the Index Fund, which you would otherwise be entitled to receive if you invested in those stocks directly. However, the DAX reflects dividends paid on its component stocks. See “The Basket Components—The DAX® Index.”

(2)	The Starting Value will be set to 100.00 on the pricing date.

(3)	The Redemption Amount will not be less than the Minimum Redemption Amount of $10.00 per unit of the MITTS.

(4)

The hypothetical Redemption Amount cannot exceed the hypothetical Capped Value of $19.25 per unit of the MITTS (the midpoint of the Capped Value range of $18.50 to $20.00). The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the MITTS.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and the term of your investment.

Market Index Target-Term Securities®	TS-4

Risk Factors

There are important differences between the MITTS and a conventional debt security. An investment in the MITTS involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the MITTS in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-4 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

▪	You may not earn a return on your investment.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return on the MITTS, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the Basket Components or in the stocks included in the Basket Components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the MITTS while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the MITTS.

▪	A trading market is not expected to develop for the MITTS. MLPF&S is not obligated to make a market for, or to repurchase, the MITTS.

▪

Changes in the levels of the Basket Components may offset each other. Due to their Initial Component Weight, changes in the level of HSCEI and the DAX will have a more substantial impact on the value of the Basket than similar changes in the level of the Index Fund.

▪	The Redemption Amount will not be affected by all developments relating to the Basket Components.

▪	Each Index Publisher (as defined below) may adjust the applicable index in a way that affects its level, and those publishers have no obligation to consider your interests.

▪

We cannot control actions by the sponsor of the Index Fund, BlackRock Institutional Trust Company, N.A., or the Index Fund’s investment advisor, BlackRock Fund Advisors, which may adjust the Index Fund in a way that could adversely affect the value of the MITTS and the amount payable on the MITTS, and these entities have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities. You will not benefit from dividends or other distributions by the issuers of those securities, except to the extent that dividends and distributions on the applicable component stocks are reflected in the level of the DAX.

▪

While we or our affiliates may from time to time own shares of companies included in the Basket Components, we do not control any company whose securities are included in each Basket Component, and are not responsible for any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Index Fund.

▪	The performance of the Index Fund and the performance of the underlying MSCI Brazil IndexSM (“MSCI Brazil Index”) may vary.

▪	Risks associated with the MSCI Brazil Index or the underlying assets of the Index Fund will affect the share prices of the Index Fund and hence, the value of the MITTS.

▪	Your return on the MITTS may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the MITTS.

▪

If you attempt to sell the MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price.

▪	Payments on the MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the MITTS.

▪	Purchases and sales by us and our affiliates of shares of companies included in the Basket Components may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the MITTS and their market value.

▪	Our business activities relating to the companies represented by the Basket Components may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the MITTS. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Market Index Target-Term Securities®	TS-5

Other Terms of the MITTS

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-8 and S-32 of product supplement MITTS-4.

A “Market Measure Business Day,” for each of the HSCEI and the DAX, means a day on which:

(A) the Hong Kong Stock Exchange (as to the HSCEI) and the Frankfurt Stock Exchange (as to the DAX) (or any successor to the foregoing exchanges) are open for trading; and

(B) the HSCEI and the DAX (as applicable) or any successors thereto are calculated and published.

Closing Market Price

The provisions of this section supersede and replace the definition of “Closing Market Price” set forth in product supplement MITTS-4, and will apply to the Index Fund.

The “Closing Market Price” means:

(A)	If the Index Fund is listed or admitted to trading on a national securities exchange in the United States that is registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any trading day means for one share of the Index Fund (or any other security underlying the Index Fund for which a Closing Market Price must be determined for purposes of the MITTS):

i.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

ii.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter-market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

iii.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Index Fund (or any other security underlying the Index Fund for which a Closing Market Price must be determined for purposes of the MITTS) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the Index Fund is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any trading day means for one share of the Index Fund, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Index Fund is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Market Index Target-Term Securities®	TS-6

Investor Considerations

You may wish to consider an investment in the MITTS if:

▪	You anticipate that the level of the Basket will increase from the Starting Value to the Ending Value.

▪	You accept that the return on the MITTS will be zero if the level of the Basket is unchanged or decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the MITTS will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the MITTS, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You seek exposure to the Basket Components with no expectation of the benefits of owning the securities included in the Basket Components and in the case of the HSCEI and the Index Fund, no expectation of obtaining any benefit from the dividends declared on those securities.

▪

You are willing to accept that a trading market is not expected to develop for the MITTS. You understand that secondary market prices for the MITTS, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the MITTS.

The MITTS may not be an appropriate investment for you if:

▪

You anticipate that the level of the Basket will decrease from the Starting Value to the Ending Value or that the level of the Basket will not increase sufficiently over the term of the MITTS to provide you with your desired return.

▪	You seek an investment that provides a guaranteed redemption amount above the principal.

▪	You seek a return on your investment that will not be capped at a percentage that will be between 85% and 100% over the Original Offering Price.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪	You seek assurances that there will be a liquid market if and when you want to sell the MITTS prior to maturity

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the MITTS.

Other Provisions

We may deliver the MITTS against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the MITTS occurs more than three business days from the pricing date, purchasers who wish to trade the MITTS more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the MITTS, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of FINRA and will participate as selling agent in the distribution of the MITTS. Accordingly, offerings of the MITTS will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the MITTS from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the MITTS, the MITTS will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Market Index Target-Term Securities®	TS-7

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of MITTS—Basket Market Measures” beginning on page S-51 of product supplement MITTS-4.

If January 14, 2011 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level (1)(2)	Hypothetical Component Ratio (1)(3)	Initial Basket Value Contribution
The Hang Seng China Enterprises Index	HSCEI	40.00%	13,152.14	0.00304133	40.00
The DAX® Index	DAX	40.00%	7,075.70	0.00565315	40.00
The iShares® MSCI Brazil Index Fund	EWZ	20.00%	77.40	0.25839793	20.00
				Starting Value	100.00

(1)

The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of MITTS—Basket Market Measures—Determination of the Component Ratio for Each Basket Component—Equity-Based Basket Components” beginning on page S-51 of product supplement MITTS-4 if a Market Disruption Event occurs on the pricing date as to any Basket Component. The actual closing level and Component Ratio of each Basket Component will be set forth in the final term sheet that will be made available in connection with sales of the MITTS.

(2)	These were the closing levels of the Basket Components on January 14, 2011.

(3)

Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on January 14, 2011 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page S-36 of product supplement MITTS-4 in the section “Description of MITTS—The Starting Value and the Ending Value—Ending Value—Equity-Based Basket Market Measures.”

The Price Multiplier for the Index Fund will be set to 1 on the pricing date, and is subject to adjustment for certain corporate events relating to the Index Fund. See the section entitled “Description of MITTS—Anti-Dilution and Discontinuance Adjustments for an Exchange Traded Fund-Based Market Measure” beginning on page S-45 of product supplement MITTS-4.

Market Index Target-Term Securities®	TS-8

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from January 2006 through December 2010. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of December 30, 2005, and a Basket Value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the MITTS may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the MITTS.

Market Index Target-Term Securities®	TS-9

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of Hang Seng Indexes, Deutsche Börse AG, and MSCI Inc. (together, the “Index Publishers”), and with respect to the Index Fund, its sponsor and investment adviser. The Index Publishers have no obligation to continue to publish, and may discontinue publication of, the applicable index. The consequences of the Index Publisher of the HSCEI or the DAX discontinuing publication of its index are discussed in the section of product supplement MITTS-4 entitled “Description of MITTS—Discontinuance of a Non-Exchange Traded Fund-Based Market Measure” on page S-49 of product supplement MITTS-4. The consequences of the discontinuance of the Index Fund or the MSCI Brazil Index are discussed in the section of product supplement MITTS-4 entitled “Description of MITTS—Anti-Dilution and Discontinuance Adjustments for an Exchange Traded Fund-Based Market Measure—Discontinuance of the Index Fund. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or its successor.

The Hang Seng China Enterprises Index

The HSCEI is calculated and managed by Hang Seng Indexes, a wholly-owned subsidiary of the Hang Seng Bank, and was first calculated and published on August 8, 1994. The HSCEI was launched as a market-capitalization weighted index, consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the Stock Exchange of Hong Kong Ltd. (the “SEHK”). H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, The HSCEI became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of The HSCEI comprise all of the H-share companies included in the HSCI. The HSCEI had a base index of 1,000 at launch, but on October 3, 2001, with the launch of the HSCI Series, The HSCEI was rebased with a value of 2,000 at January 3, 2000 to align with the HSCI Series. The HSCEI is reviewed semi-annually together with the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the HSCEI. As of January 14, 2011, the HSCEI had 40 constituents. Ten industries comprise the HSCEI, with the approximate percentage of the market capitalization of the HSCEI included in each group as of the pricing date indicated in parentheses: Financials (58.09%); Energy (22.61%); Materials (6.20%); Industrials (4.92%); Consumer Discretionary (3.15%); Telecommunication Services (2.25%); Utilities (1.05%); Health Care (0.69%); Information Technology (0.62%); and Consumer Staples (0.42%).

To be eligible for inclusion in the HSCI and the HSCEI, a stock must have a primary listing on the main board of the SEHK and the issuer must have a primary listing on the main board of the SEHK. A stock is added to the HSCI if (a) it has had less than 20 trading days without turnover over the past 12 months, excluding days when the stock is suspended from trading, and (b) the stock’s 12-month average market capitalization ranks rises to the 200th position or better. The number of constituent stocks in the HSCI is fixed at 200, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCI are not the same.

The calculation methodology of the HSCEI changed on March 6, 2006 from a full market capitalization weighted methodology to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the HSCEI calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is used to adjust the number of shares for the HSCEI calculation. A 15% cap on individual stock weights is applied to ensure no one stock dominates the HSCEI.

The HSCEI is reported by Bloomberg L.P. under the ticker symbol “HSCEI”.

Market Index Target-Term Securities®	TS-10

The following graph sets forth the monthly historical performance of the HSCEI in the period from January 2006 through December 2010. This historical data on the HSCEI is not necessarily indicative of the future performance of the HSCEI or what the value of the MITTS may be. Any historical upward or downward trend in the level of the HSCEI during any period set forth below is not an indication that the HSCEI is more or less likely to increase or decrease at any time over the term of the MITTS. On the January 14, 2011, the closing level of the HSCEI was 13,152.14.

Before investing in the MITTS, you should consult publicly available sources for the levels and trading pattern of the HSCEI. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the HSCEI and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into a non-exclusive license agreement with HSI Services Limited and Hang Seng Data Services Limited providing for the license to us of the right to use certain indices calculated by HSI Services Limited in connection with the issuance and marketing of securities, including the MITTS.

The license agreement provides that the following information must be set forth in this term sheet:

The HSCEI is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the HSCEI are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSCEI by us in connection with the MITTS BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE MITTS OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF ANY OF THE HSCEI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF ANY OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO ANY OF THE HSCEI IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of any of the HSCEI and any of the related formula or formulae constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO ANY OF THE HSCEI BY US IN CONNECTION WITH THE MITTS; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSCEI; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS, OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSCEI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE MITTS OR ANY OTHER PERSON DEALING WITH THE MITTS AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the MITTS in any manner whatsoever by any broker, holder, or other person dealing with the MITTS. Any broker, holder or other person dealing with the MITTS does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasicontractual relationship between any broker, holder, or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Market Index Target-Term Securities®	TS-11

The DAX® Index

DAX® is a registered trademark of Deutsche Börse AG (“DBAG”). The MITTS are neither sponsored nor promoted, distributed, or in any other manner supported by DBAG. Neither the publication of the DAX by DBAG nor the granting of a license regarding DBAG or the DAX trademark for the utilization in connection with the MITTS represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness on an investment in the MITTS.

DAX® Composition and Maintenance

The DAX is calculated, published, and disseminated by DBAG. The DAX measures the composite price performance of selected German stocks. The DAX uses free-float shares in the index calculation, which excludes shares held by 5% shareholders and certain other shares that may be limited in their liquidity. As of the date of this term sheet, the DAX is composed of stocks representing the 30 largest companies admitted on the FWB® Frankfurt Stock Exchange (the “FWB”). The DAX has a base level of 1,000 as of December 30, 1987.

To be included or to remain in the DAX, companies must:

•	be listed in the “prime standard” segment of the FWB;

•	be traded continuously on FWB’s electronic trading system, Xetra®; and

•	have a free float of at least 10% of the outstanding shares.

Moreover, the companies included in the DAX must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full. Alternatively, a company must have the major share of its stock exchange turnover on the FWB and its juristic headquarters in the European Union or in an European Free Trade Association state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33% of aggregate turnover for each of the last three months took place on the FWB, including Xetra®.

With the respective prerequisites being satisfied, component stocks are selected for the DAX according to the following criteria:

•	order book turnover on Xetra® and in the FWB’s floor trading (within the preceding 12 months); and

•	free-float market capitalization as at a certain reporting date (last trading day of each month).

Taking all these criteria into account, DBAG’s working committee for equity indices submits proposals to the management board of DBAG to leave the current index composition unchanged, or to effect changes, as applicable. The composition of the DAX is reviewed in September of each year. The final decision as to whether or not to replace an index component is taken by the management board of DBAG. In the case of the DAX, such decisions are directly reflected by the respective rankings. Any replacements are publicly announced by DBAG.

An underlying stock may be deleted or added by DBAG, which performs regular modifications to the index composition based upon weighting, share capital and number of shares in a company’s free float, every three months.

Calculation of the DAX

The DAX is weighted by market capitalization; however, only freely available and tradable shares (“free-float”) are taken into account. The DAX is a performance index where all income from dividend and bonus payments of component stocks is deemed to be reinvested in the index portfolio.

The level of the DAX is based on share prices reported in the Xetra® system. The level of the DAX is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000.

The weighting of individual shares in the DAX is limited to 10% each quarter.

Market Index Target-Term Securities®	TS-12

The following graph sets forth the monthly historical performance of the DAX in the period from January 2006 through December 2010. This historical data on the DAX is not necessarily indicative of the future performance of the DAX or what the value of the MITTS may be. Any historical upward or downward trend in the level of the DAX during any period set forth below is not an indication that the level of the DAX is more or less likely to increase or decrease at any time over the term of the MITTS. On January 14, 2011, the closing level of the DAX was 7,075.70.

Before investing in the MITTS, you should consult publicly available sources for the levels and trading pattern of the DAX. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the DAX and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

  The MITTS are neither sponsored nor promoted, distributed, or in any other manner supported by DBAG. DBAG does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the DAX or of any DAX trademark nor regarding the level of the DAX at any point in time or on a certain date nor in any other respect. The DAX is calculated and published by DBAG. Nevertheless, as far as admissible under statutory law, DBAG will not be liable vis-à-vis third parties for potential errors in the DAX. Moreover, there is no obligation for DBAG vis-à-vis third parties, including investors, to point out potential errors in the DBAG.

  Neither the publication of the DAX by the DBAG nor the granting of a license regarding the DAX as well as the DAX trademark for the utilization in connection with the MITTS, which are linked to the DAX, represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness of an investment in the MITTS.

In its capacity as sole owner of all rights to the DAX and the DAX trademark, DBAG has solely licensed to us and to our affiliates the utilization of the DAX and the DAX trademark as well as any reference to the DAX and the DAX trademark in connection with the MITTS.

Market Index Target-Term Securities®	TS-13

The iShares® MSCI Brazil Index Fund

We have derived the following information from publicly available documents published by the iShares, Inc., a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Index Fund, and the Index Fund will not have any obligations with respect to the MITTS. This term sheet relates only to the MITTS and does not relate to the shares of the Index Fund or securities included in the MSCI Brazil Index. Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the MITTS. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on each calculation day and therefore could affect your return on the MITTS.

iShares consists of numerous separate investment portfolios, including the Index Fund. The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index. The Index Fund typically earns income dividends from securities included in the MSCI Brazil Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Index Fund’s shareholders as “ordinary income.” In addition, the Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Index Fund or any equivalent payments. The Index Fund currently has an expense ratio of approximately 0.63% per year.

Information provided to or filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Index Fund.

The shares of the Index Fund trade on the NYSE Arca under the symbol “EWZ”.

The MSCI Brazil IndexSM

All disclosures contained in this term sheet regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI. The MSCI Brazil Index is calculated, maintained, and published by MSCI.

The MSCI Brazil Index is a free float-adjusted market capitalization index of publicly traded securities in the Brazilian market as listed on the São Paulo Stock Exchange. The MSCI Brazil Index is reported by Bloomberg L.P. under the ticker symbol “MXBR”. The MSCI Brazil Index is published in real time every 60 seconds during market trading hours. The MSCI Brazil Index has a base date of December 31, 1987, an initial value of 100, and is calculated in U.S. dollars. As of December 31, 2010, the five largest sector weights were: Materials (24.67%), Financials (24.15%), Energy (22.94%), Consumer Staples (9.20%), and Utilities (5.03%).

The MSCI Brazil Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float–adjusted market capitalization in each industry sector, within each country included in an index. The MSCI Brazil Index is classified as “EM,” as defined below.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Market Index Target-Term Securities®	TS-14

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe.

The investability screens used to determine the investable equity universe in each market are as follows:

•

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•

EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the MSCI Brazil Index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi–Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

Market Index Target-Term Securities®	TS-15

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size-segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the MSCI Brazil Index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Brazil Index or any successor to the MSCI Brazil Index. MSCI does not guarantee the accuracy or the completeness of the MSCI Brazil Index, or any data included in the MSCI Brazil Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Brazil Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Brazil Index, or the manner in which the MSCI Brazil Index is applied in determining the amount payable on the MITTS at maturity.

Market Index Target-Term Securities®	TS-16

Historical Data

The following table sets forth the high and low closing prices of the shares of the Index Fund for the calendar quarters from the first quarter of 2006 through January 14, 2011. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the Index Fund will not decrease. In addition, we cannot assure you that the price per share of the Index Fund will increase.

	HIGH	LOW
2006
First Quarter	43.07	34.68
Second Quarter	46.93	31.98
Third Quarter	40.63	36.18
Fourth Quarter	46.74	38.09

2007
First Quarter	49.40	42.67
Second Quarter	62.85	49.50
Third Quarter	74.52	51.60
Fourth Quarter	85.96	72.40

2008
First Quarter	88.23	69.13
Second Quarter	100.47	79.84
Third Quarter	87.78	50.99
Fourth Quarter	56.25	26.89

2009
First Quarter	40.89	31.75
Second Quarter	57.95	39.30
Third Quarter	67.67	49.05
Fourth Quarter	79.73	66.03

2010
First Quarter	77.79	62.77
Second Quarter	75.73	58.61
Third Quarter	76.93	62.97
Fourth Quarter	81.58	73.84

2011
First Quarter (ending January 14, 2011)	78.64	75.31

Before investing in the MITTS, you should consult publicly available sources for the prices and trading pattern of the Index Fund. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index Fund and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

BlackRock Institutional Trust Company, N.A. and MLPF&S have entered into a non-exclusive license agreement under which BlackRock has licensed to MLPF&S and certain of its affiliates the right to use the iShares® mark in connection with the Index Fund. The license agreement provides that the following language must be set forth in this term sheet:

iShares® is a registered mark of Blackrock Institutional Trust Company, N.A. (“BTC”). BTC has licensed certain trademarks and trade names of BlackRock to MLPF&S. The MITTS are not sponsored, endorsed, sold, or promoted by BTC or any of its affiliates (collectively “BlackRock”). BlackRock makes no representations or warranties to the owners of the MITTS or any member of the public regarding the advisability of investing in the MITTS. BlackRock has no obligation or liability in connection with the operation, marketing, trading, or sale of the MITTS.

Market Index Target-Term Securities®	TS-17

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the MITTS, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the MITTS, we intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a MITTS without regard to cash, if any, received on the MITTS.

•

Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4, which you should carefully review prior to investing in the MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of MITTS or other instruments with terms substantially the same as the MITTS. However, although the matter is not free from doubt, under current law, each MITTS should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS. You should be aware, however, that the IRS is not bound by our characterization of the MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS for U.S. federal income tax purposes. If the MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of a MITTS had the MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS. The following summary assumes that the MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the MITTS at maturity will depend on the performance of the Index. Accordingly, we intend to take the position that the MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a MITTS must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the MITTS. Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder’s tax basis in a MITTS generally will equal the cost of that MITTS, increased by the amount of OID previously accrued by the holder for that MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Market Index Target-Term Securities®	TS-18

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 4.52% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the MITTS as if the MITTS had been issued on February 4, 2011 and were scheduled to mature on January 26, 2018. This tax accrual table is based upon a hypothetical projected payment schedule per $10.00 principal amount of the MITTS, which would consist of a single payment of $13.6600 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the MITTS During Accrual Period (per Unit of the MITTS)	Total Interest Deemed to Have Accrued on the MITTS as of End of Accrual Period (per Unit of the MITTS)
February 5, 2011 to December 31, 2011	$0.4148	$0.4148
January 1, 2012 to December 31, 2012	$0.4761	$0.8909
January 1, 2013 to December 31, 2013	$0.4978	$1.3887
January 1, 2014 to December 31, 2014	$0.5206	$1.9093
January 1, 2015 to December 31, 2015	$0.5444	$2.4537
January 1, 2016 to December 31, 2016	$0.5693	$3.0230
January 1, 2017 to December 31, 2017	$0.5953	$3.6183
January 1, 2018 to January 26, 2018	$0.0417	$3.6600

Hypothetical Projected Redemption Amount = $13.6600 per unit of the MITTS.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Market Index Target-Term Securities®	TS-19

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection: Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Enhanced Income: These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access: Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market- Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

Enhanced Return: These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market-downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“MITTS®” and “Market Index Target-Term Securities®” are our registered service marks.

Market Index Target-Term Securities®	TS-20